UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 24, 2014
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 24, 2014, Amkor Technology, Inc. (the “Company”) entered into the First Amendment to Second Amended and Restated Loan and Security Agreement among the Company, its subsidiaries from time to time party thereto, the lending institutions from time to time party thereto and Bank of America, N.A., as administrative agent (the “Amendment”). The Amendment amends the Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012, among the Company, its subsidiaries party thereto, the lending institutions from time to time party thereto and Bank of America, N.A., as administrative agent. The Amendment, among other things, (a) increases availability under the facility from $150 million to $200 million, (b) extends the termination date to December 2019, (c) makes the minimum 1.10 to 1.00 fixed charge coverage ratio requirement applicable if availability under the facility is less than 12.5% of the aggregate revolving commitments, rather than if availability under the facility is less than 17.5% of aggregate revolving commitments and (d) reduces the interest rate on borrowings under the facility on LIBOR rate loans to LIBOR plus 1.25% to 1.75%, depending on the average availability under the borrowing base for the preceding fiscal quarter.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached to this Report as Exhibit 10.1 and incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1
First Amendment, dated December 24, 2014, to Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012, among Amkor Technology, Inc., its subsidiaries from time to time party thereto, the lending institutions from time to time party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 24, 2014	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President, Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit	Description

10.1
First Amendment, dated December 24, 2014, to Second Amended and Restated Loan and Security Agreement, dated as of June 28, 2012, among Amkor Technology, Inc., its subsidiaries from time to time party thereto, the lending institutions from time to time party thereto and Bank of America, N.A., as administrative agent.